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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                 PRICING SUPPLEMENT NO. 1612 DATED 02 JUNE 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                    UNDER THE A$15,000,000,000 GLOBAL A$ BOND
             FACILITY ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL
                               A$ BONDS DUE 2011,
    CURRENTLY TOTALING A$2,648,958,000 (A$1,929,153,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.


1.  (i)  Issuer:                             Queensland Treasury Corporation

    (ii) Guarantor:                          The Treasurer on behalf of the
                                             Government of Queensland

2.       Benchmark line:                     2011
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 June, 2011 , ISIN
                                             US748305C27)

3.       Specific Currency or Currencies:    AUD ("A$")

4.  (i)  Issue price:                        103.511%

    (ii) Dealers' fees and commissions       No fee or commission is payable in
         paid by Issuer:                     respect of the issue of the bond(s)
                                             described in this Pricing
                                             Supplement. Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

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5.       Specified Denominations:            A$1,000

6.  (i)  Issue Date:                         06 June 2006
    (ii) Record Date (date on and from       7 June/7 December
         which security is Ex-interest):

    (iii)Interest Payment Dates:             14 June/14 December

7.       Maturity Date:                      14 June 2011

8.       Interest Basis:                     6 per cent Fixed Rate

9.       Redemption/Payment Basis:           Redemption at par

10.      Change of Interest Basis or         Not Applicable
         Redemption/Payment Basis:

11. (i)  Status of the Bonds:                Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

    (ii) Status of the Guarantee:            Senior and ranks pari passu with
                                             all its other unsecured obligations

12.      Method of distribution:             Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

    (i)  Rate(s) of Interest:                6 percent per annum payable semi-
                                             annually in arrears

    (ii) Interest Payment Date(s):           14 June and 14 December in each
                                             year up to and including the
                                             Maturity Date

    (iii)Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):              Not Applicable

    (v)  Other terms relating to the         None
         method of calculating interest
         for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
14.      Final Redemption Amount:            A$1,000 per bond of A$1,000
                                             Specified Denomination

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15.      Early Redemption Amount(s)          Not Applicable
         payable on redemption for
         taxation reasons or on event of
         default and/or the method of
         calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.      Form of Bonds:                      Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.      Additional Financial Centre(s)      Not Applicable
         or other special provisions
         relating to Payment Dates:

18.      Talons for future Coupons or        No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or special              Not Applicable
         conditions:

                                  DISTRIBUTION
20. (i)  If syndicated, names and            Not Applicable
         addresses of Managers and
         underwriting commitments:

    (ii) Date of Dealer Agreement:           02 June 2006 (the "Trade Date")

    (iii)Stabilizing Manager(s) (if any):    Not Applicable

21.      If non-syndicated, name and         Deutsche Capital Markets Australia
         address of relevant Dealer:         Level 18, Grosvenor Place
                                             225 George Street
                                             Sydney NSW 2000
22.      Whether TEFRA D or TEFRA C          TEFRA Not Applicable
         rules applicable or TEFRA rules
         not applicable:
23.      Additional selling restrictions:    Not Applicable


LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

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RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
   --------------------------------------
               Duly authorized



                           PART B - OTHER INFORMATION

1.       LISTING
(i)      Listing:                            Bourse de Luxembourg.

(ii)     Admission to trading:               Application has been made for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.
2.       RATINGS
         Ratings:                            The bonds to be issued have been
                                             rated:

                                             S&P:              AAA
                                             Moody's:          Aaa

                                             An obligation rated 'AAA' by S&P
                                             has the highest credit
                                             rating assigned by
                                             Standard & Poor's.
                                             The obligor's capacity to meet its
                                             financial commitment on the
                                             obligation is extremely
                                             strong.

                                             Obligations rated Aaa by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or hold
                                             securities and may be revised or
                                             withdrawn by the rating agency at
                                             any time. Each rating should be
                                             evaluated independently of any
                                             other rating.


3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.


4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)      Reasons for the Offer:                       See "Use of Proceeds"
                                                      section in the prospectus
                                                      supplement.

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(ii)     Estimated net proceeds:                      Not Applicable.

(iii)    Estimated total expenses:                    Not Applicable.

5.       YIELD
         Indication of yield:                         5.850%

                                                      Calculated as 7 basis
                                                      points less than the yield
                                                      on the equivalent A$
                                                      Domestic Bond issued by
                                                      the Issuer under its
                                                      Domestic A$ Bond Facility
                                                      on the Trade Date.

                                                      The yield is calculated on
                                                      the Trade Date on the
                                                      basis of the Issue Price.
                                                      It is not an indication of
                                                      future yield.

6.       OPERATIONAL INFORMATION
(i)      ISIN Code:                                   US748305BC27

(ii)     Common Code:                                 010926238

(iii)    CUSIP Code:                                  748305BC2

(iv)     Any clearing system(s) other than            Not Applicable
         Depositary Trust Company, Euroclear Bank
         S.A./N.V. and Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)      Delivery:                                    Delivery free of payment

(vi)     Names and addresses of additional Paying     Not Applicable
         Agent(s) (if any):